Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2022 Long-Term Incentive Plan of Expro Group Holdings N.V (formally Expro Group Holdings International Limited) of our report dated March 17, 2020 (except Notes 2 and 5, as to which the date is March 26, 2021), with respect to the consolidated financial statements of Expro Group Holdings N.V (formally Expro Group Holdings International Limited) for the year ended December 31, 2019, included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Reading, United Kingdom
July 5, 2022